UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report	September 28, 2005
Date of earliest event reported	September 28, 2005

THE NEIMAN MARCUS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19659	95-4119509

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marcus Square
1618 Main Street, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(214) 741-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01 Other Events.

The Neiman Marcus Group, Inc. (the "Company") issued a press release on September 28, 2005 announcing that in connection with the definitive agreement between the Company and Newton Acquisition Merger Sub, Inc. ("Newton Acquisition") regarding the acquisition of the Company, Newton Acquisition entered into an agreement on September 28, 2005 to sell $700 million principal amount of 9%/9.75% senior notes due 2015 and $500 million principal amount of 10.375% senior subordinated notes due 2015 (collectively, the "Notes").

Newton Acquisition was formed by investment funds associated with Texas Pacific Group and Warburg Pincus LLC (collectively, the "Sponsors") for the purpose of merging (the "Merger") with and into the Company, with the Company as the surviving corporation. As a result of the Merger, investment funds associated with or designated by the Sponsors, certain co-investors and certain members of the Company's management will own the Company.

Newton Acquisition will use the net proceeds from the offering of the Notes together with the proceeds from other debt and equity financing and cash on hand of the Company, to consummate the Merger. The offering of the Notes and the Merger are expected to close on or about October 6, 2005.

A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release dated September 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEIMAN MARCUS GROUP, INC.
(Registrant)

Date: September 28, 2005	By:	/s/ Nelson A. Bangs

Nelson A. Bangs
Senior Vice President and General Counsel

THE NEIMAN MARCUS GROUP, INC.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 28, 2005.